[LOGO]                                               AMBAC Indemnity Corporation
                                                      c/o CT Corporation Systems
                                                          44 East Mifflin Street
                                                        Madison, Wisconsin 53703
                                                          Administrative Office:
                                                          One State Street Plaza
                                                        New York, New York 10004
                                                       Telephone: (212) 668-0340



Certificate Guaranty Insurance Policy


Insured Obligations:                            Policy Number: AB0114BE
$102,841,606 Equity One ABS,
Inc. Mortgage Pass-Through                      Premium: Calculated as set forth
Certificates, Series 1997-1,                             in the endorsement
Class A-1, Class A-2, Class A-3,                         attached hereto.
Class A-4 and Class A-5

AMBAC Indemnity Corporation (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

AMBAC will make such payments to the Truseee from its own funds on the later of
(a) one (1) Business Day following notification to AMBAC of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to AMBAC, transferring to AMBAC all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. AMBAC shall be subrogated to all the Holders' rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, AMBAC shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from AMBAC to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by AMBAC for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of AMBAC, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, AMBAC hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to AMBAC, to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, AMBAC has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon AMBAC by virtue of the countersignature of its duly authorized representative.

/s/ Phillip Lassiter                                   /s/ Stephen D. Cooke
President                                              Secretary

                                                       /s/ Warren Tong
                                                       Authorized Representative


                                   [SEAL]

Effective Date: July 2, 1997